Regulatory Update

As previously reported in the press, a
number of private lawsuits
have been filed including purported class action and derivative lawsuits, making various allegations and naming as defendants various persons, including certain Scudder funds, the funds' investment advisors and their affiliates, certain individuals, including in some cases fund
Trustees/Directors, officers, and
other parties.  Each Scudder fund's
investment advisor has agreed
to indemnify the applicable Scudder funds in connection with these lawsuits, or other lawsuits or regulatory actions that may be filed making allegations similar to these lawsuits regarding market timing, revenue sharing, fund valuation or other subjects arising from or related to the pending inquiries.
Based on currently
available information, the funds'
investment advisors believe the
likelihood that the pending lawsuits will have a material adverse financial impact on a Scudder fund is remote and such actions are not likely to materially affect their ability to perform under their investment management agreements with the
Scudder funds.

The following purported class action and derivative lawsuits pertaining to market timing have been filed:

There are 15 class and derivative actions that have been consolidated and transferred to a
Multidistrict Litigation in the
District of Maryland ("MDL")
(Multidistrict Litigation 1586-In re
Mutual Funds Investment Litigation).  The
11 Complaints
originally filed in the Southern District of New York that were transferred to the MDL were virtually identical and each asserted claims against Deutsche Bank AG, Deutsche
Investment
Management Americas Inc. and Deutsche
Asset Management, Inc.
as well as approximately 85 Funds in the Scudder family of funds and John Doe defendants. The three cases that were originally filed in the Eastern District of New York and the one case originally filed in the District of Delaware are derivative actions brought by purported shareholders in many of the Scudder Funds.
These actions named Deutsche Investment
Management Americas
Inc., Deutsche Asset Management, Inc., and
John Doe defendants.
On September 29, 2004, two consolidated
amended complaints one
a consolidated amended class action
complaint and the other a
consolidated amended fund derivative
complaint were filed.

On January 11, 2006 Plaintiffs filed a
Second Consolidated Class
Action
Complaint. The officer defendants have
been voluntarily dismissed
from the
class action pursuant to a tolling
agreement entered into with
Plaintiffs.
Deutsche Bank AG has been dismissed from the derivative action.

State Case:
State Case:
On September 16, 2003, a case was
commenced in the Circuit
Court for
Madison County, Illinois entitled Potter
v. Janus Investment Fund,
et al.
Defendants include, among others, Deutsche
Investment
Management Americas,
Inc. ("DIMA"), and Scudder International
Fund.  On October 23,
2003,
Defendants removed the case to the United
States District Court
for the
Northern District of Illinois. On February
9, 2004 the District
Court
remanded the case back to state court.
Defendants appealed this
decision.
On April 5, 2005 the Seventh Circuit Court of Appeals reversed the District
Court's decision and instructed the
District Court to undo the
remand order
and dismiss the complaint.  On May 27,
2005, the District Court, in
accord
with the Appellate Court's mandate,
dismissed the state law claims
with
prejudice.  On September 29, 2005,
Plaintiffs filed a cert. petition
to the
Supreme Court.  On January 6, 2006, the
Supreme Court granted
cert. to
address jurisdictional questions.  On June
15, 2006, the Supreme
Court
vacated the decision of the Seventh
Circuit and held that the Court
of
Appeals did not have jurisdiction to
address District Court's
remand order. The case has been remanded to state court where
Plaintiff's motion to reopen the matter is pending.

The following purported class action
lawsuits pertaining to revenue
sharing have been filed:

There are 3 class actions that have been consolidated in the
Southern District of New York.  On
September 6, 2005, Walker v.
Deutsche Bank AG, et al., Mazza v.
Deutsche Bank AG, et al and
Icardo v. Deutsche Bank AG, et al, were
consolidated.  The
consolidated Complaint filed on December
19, 2005 names
Deutsche Bank AG, certain affiliated
adviser entities, and Scudder
Distributors Inc.

Motions to dismiss have been fully
briefed.



G:\mfld\market timers\Disclosure -
Litigation\77e disclosure _ 1-21-05.doc
10-25-06update